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                                                                     EXHIBIT 4.1

THIS AGREEMENT is dated for reference the 1/st/ day of December, 1999.

BETWEEN:
         INFORMATION HIGHWAY.COM, INC.
         #185, 10751 Shellbridge Way
         Richmond, B.C.  V6X 2W8

         (hereinafter referred to as "IHWY")

                                                               OF THE FIRST PART
AND:
         GARRY N. SAVAGE
         362 North Main Street
         Huron, Ohio  44839
         (hereinafter referred to as "Savage")

                                                              OF THE SECOND PART

WHEREAS:

A. IHWY wishes to raise funds for marketing its 20-City roll out program for the Virtual Internet service using the Level 3 fibre optic backbone and for marketing the ADSL service in the Eastern United States (Bell Atlantic area). and has agreed to enter into an agreement with Savage whereby Savage will assist in the customer relations and assist in raising up to $4,000,000.00 for IHWY.;

NOW THEREFORE in consideration of the mutual covenants and conditions set forth herein, the parties hereto agree as follows:

1. Savage agrees to assist IHWY with its customer relations and will assist in raising up to $4,000,000.00 by way of a private placement financing within 90 days of execution of this agreement.

2. In consideration for Savage assisting IHWY in raising funds up to $4,000,000.00, IHWY agrees to pay a finder's fee equal to 10% of the proceeds raised, which proceeds shall be paid to IHWY upon the successful completion of the private placement and issuance of securities.

3. In consideration for Savage assisting IHWY in successfully raising up to $4,000,000.00 by way of a private placement, IHWY agrees to grant to Savage share purchase warrants to purchase up to an aggregate of 100,000 shares of IHWY, which warrants shall be exercisable for a period of three years from the date of issuance, exercisable at a price of $4.00 per share.

4. In consideration for Savage assisting IHWY in customer relations, IHWY agrees to grant to Savage share purchase warrants over a two year period, which warrants shall be exercisable for a period of five years from the date of issuance, and shall be exercisable as follows:
     (a) during the first year of service share purchase warrants to purchase up to an aggregate of 150,000 shares of common stock at a price of $4.00 per share; and
     (b) during the second year of service additional share purchase warrants to purchase up to an aggregate of 150,000 shares of common stock at a price of $5.00 per share.

5. The term of this Agreement is three years from the date of execution. This Agreement may be terminated by IHWY with 30 days written notice to Savage in the event that Savage is unsuccessful in assisting IHWY in raising the financing within 90 days and/or carrying out customer relations to the satisfaction of the Board of Directors of IHWY, to be reviewed every thirty days during the term of this Agreement.








IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

                                    INFORMATION HIGHWAY.COM, INC.

/s/ Garry N. Savage                 /s/ John Robertson
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GARRY N. SAVAGE                     Signature

                                    John Robertson
                                    --------------------------------------------
                                    Print Name


                                    President
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